Exhibit 99.1

              The Gymboree Corporation Announces CFO Resignation

    SAN FRANCISCO, Dec. 14 /PRNewswire-FirstCall/ -- The Gymboree Corporation (Nasdaq: GYMB) today announced that Myles McCormick, chief financial officer, has resigned.
    As previously announced, Blair Lambert is joining the Company as chief operating officer next month and will assume responsibility for the Company's finance functions. Mr. Lambert, who has been on the Company's board of directors since 2003 will oversee finance, real estate, store operations, distribution and information systems.
    "We appreciate the many contributions Myles has made while at the Company and wish him well in his future endeavors," said Lisa Harper, The Gymboree Corporation's chairman and chief executive officer. "Blair's familiarity with our business will help make this a very smooth transition."

    About The Gymboree Corporation
    The Gymboree Corporation's specialty retail brands offer unique, high-quality products delivered with personalized customer service. As of December 7, 2004, the Company operated a total of 652 stores: 585 Gymboree(R) retail stores (557 in the United States and 28 in Canada), 54 Janie and Jack(R) retail shops and 13 Janeville(TM) stores in the United States. The Company also operates online stores at gymboree.com and janieandjack.com, and offers directed parent-child developmental play programs at 528 franchised and company-operated centers in the United States and 26 countries.

SOURCE  The Gymboree Corporation
    -0-                             12/14/2004
    /CONTACT: media, Jaclyn Schatzow, +1-415-278-7472, or media_relations@gymboree.com, or investors, Charles Bracher, +1-415-278-7137, or investor_relations@gymboree.com, both of The Gymboree Corporation/
    /Web site:  http://www.gymboree.com /
    (GYMB)

CO:  Gymboree Corporation
ST:  California
IN:  REA
SU:  PER